Exhibit 99.1

Contact:	Brian Turner
Chief Financial Officer
425-943-8000

Media Contact:	Marci Maule
Director of Public Relations
425-943-8277

COINSTAR ANNOUNCES 2003 REVENUE OF $176.1 MILLION AND

$0.90 PER FULLY DILUTED SHARE

FOURTH QUARTER RESULTS WERE $46.4 MILLION IN REVENUE

AND $0.21 PER FULLY DILUTED SHARE

BELLEVUE, Wash.—February 5, 2004—Coinstar Inc. (Nasdaq: CSTR) today announced results for the three-month and full year periods ended December 31, 2003.

Highlights for the full year 2003 were as follows:

•	Revenue - $176.1 million

•	7.8% same store sales growth

•	EBITDA[1] - $59.3 million (see Appendix A)

•	Free cash flow[2] - $32.3 million (see Appendix A)

•	Total debt decrease of 52% to $17.5 million

Highlights for the fourth quarter of 2003 were as follows:

•	Quarterly revenue - $46.4 million

•	12.8% same store sales growth

•	EBITDA[1] - $14.4 million (see Appendix A)

•	Free cash flow[2] - $6.4 million (see Appendix A)

For the fourth quarter of 2003, Coinstar Inc. achieved revenue of $46.4 million and net income of $4.4 million or $0.21 per fully diluted share. This compares to fourth quarter 2002 revenue of $41.7 million and net income of $49.4 million or $2.17 per fully diluted share. During the three months ended December 31, 2002, it was determined that after a long period of capital investment and subsequent operating losses, Coinstar’s business was capable of sustaining long-term profitability. Therefore, as required under FAS 109, the Company recognized its deferred tax asset at that time, deriving a one-time tax benefit of approximately $42.6 million or $1.87 per diluted share in 20023. Excluding the one-time benefit, and assuming a tax rate of 37%, Coinstar’s net income and diluted earnings per share would have been $4.3 million and $0.19 respectively reflecting an 11% quarter-over-quarter diluted earnings per share gain3. The Company paid no federal income taxes in the fourth quarter of 2003 due to its net operating loss carryforwards.

For the full year ended December 31, 2003, Coinstar Inc. achieved revenue of $176.1 million and net income of $19.6 million or $0.90 per fully diluted share. This compares to fiscal 2002 revenue of $155.7 million and net income of $58.5 million or $2.58 per fully diluted share. As previously stated, Coinstar recognized its deferred tax asset in fiscal 2002 which resulted in a one-time tax benefit of approximately $42.6 million or $1.87 per diluted share3. Excluding that one-time gain, and assuming a tax rate of 37% for the full year, Coinstar’s net income and diluted earnings per share would have been $10.1 million and $0.44 respectively reflecting a 105% increase in diluted earnings per share year-over-year3. The Company paid no federal income taxes in 2003 due to its net operating loss carryforwards.

Dave Cole, Chief Executive Officer of Coinstar Inc. stated, “In 2003, our organization once again pulled together to deliver excellent results. We boosted same-unit-performance significantly and broadened relationships with many of our 280 retail partners. Looking ahead, our goal is to use our market leadership and improved balance sheet to place new units in the field, develop new products and services that complement our existing network, and enhance our value add to our retail partners. As we deliver on that goal over time, we’ll increase our ability to generate profits for our retail partners and our shareholders.”

Recent Events

During the fourth quarter, the Company entered into a new multi-year agreement with Kroger Co. The agreement includes certain renewal and termination provisions.

The Company also launched its new payroll debit card service in conjunction with FSV Payment Systems Ltd. (FSV). Coinstar plans to expand access to electronic payroll services from FSV to nearly its entire 10,000-plus-machine network. Electronic payroll functionality is currently available at approximately 1,000 Coinstar Centers in supermarkets across the country, and by April of this year, most Coinstar Centers will be enabled with wage statement and balance inquiry features.

Also during the quarter, Coinstar made significant progress expanding the prepaid wireless TOP-UP™ service and the Truth® prepaid MasterCard® Card. Retailer acceptance was strong during the fourth quarter with the Company now being installed and operating in over 600 locations with these services. This result was approximately 20% higher than previously announced 2003 goals.

“We are very pleased to extend our partnership with Kroger. We’re already placing new units throughout their system, and are working closely at the local level to increase awareness and new usage,” stated Rich Stillman, President of Coinstar Inc. “In addition, the progress we have made in the e-payment space continues to lay the foundation for future years’ revenue growth in this dynamic and evolving arena.”

Share Repurchase

For the full year ended December 31, 2003, the Company repurchased 933,714 shares at an average price of $16.37 per share. The aggregate expenditure totaled $15.3 million.

For the three months ended December 31, 2003, the Company repurchased 119,800 shares at an average price of $16.55 per share. The aggregate expenditure totaled about $2.0 million.

2004 Expectations

Based on the current outlook, the Company is providing guidance for the quarter ending March 31, 2004, as follows:

•	Revenue - $38.5 to $40.5 million

•	Fully diluted, fully taxed earnings per share - $0.15 to $0.20

Coinstar is also providing updated guidance for the full year ending December 31, 2004, as follows:

•	Revenue - $178 to $188 million

•	Fully diluted, fully taxed earnings per share - $0.80 to $0.95

Conference Call

Coinstar Inc. announced that a conference call to discuss the fourth quarter will be broadcast live over the Internet today, Thursday, February 5, 2004, at 4:30 p.m. Eastern time. The Webcast will be hosted at the Investor section of Coinstar’s Web site at www.coinstar.com.

About Coinstar Inc.

Coinstar Inc. owns and operates the only multi-national network of supermarket-based machines that offer self-service coin counting and other electronic services. The company has more than 10,800 machines linked by a sophisticated interactive network throughout the United States, as well as in Canada and the United Kingdom.

# # #

This press release contains forward-looking statements relating to Coinstar, Inc.’s anticipated growth and future operating results that involve a number of risks and uncertainties. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “intend,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements are not guarantees of future performance and actual results may vary significantly from the results expressed or implied in such statements. Differences may result from actions taken by Coinstar, Inc., as well as from risks and uncertainties beyond the Company’s control. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause or contribute to such differences include, but are not limited to, the ability to bring new and repeat customers to Coinstar® machines, the ability to obtain new agreements with potential retail partners for the installation of Coinstar units and the retention of the current agreements with our existing retail partners on terms that are not materially adverse to the company, additional potential competitors, legal or governmental regulatory action and uncertainties relating to the ultimate success of new business initiatives (including prepaid services and FSV), including but not limited to the ability to attract customers and reach agreements with retail and other partners. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review the most recent reports filed with the Securities and Exchange Commission by Coinstar, Inc. These forward-looking statements reflect Coinstar, Inc.’s expectations as of February 5, 2004. Coinstar, Inc. undertakes no obligation to update the information provided herein.

Coinstar is a registered trademark of Coinstar, Inc. TOP-UP is a trademark of Pukka Inc., Coinstar, Inc.’s wholly-owned subsidiary. All other trademarks are the property of their respective owners.

Appendix A

(in thousands unless otherwise noted)

Non GAAP measures

Non GAAP measures are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Non GAAP measures are not a substitute for measures computed in accordance with GAAP. Definitions of such non GAAP measurements are provided below. These definitions are provided to allow the reader to reconcile non GAAP data to that calculated in accordance with GAAP. Our non GAAP measures may be different from the presentation of financial information by other companies.

1) EBITDA represents earnings before net interest expense, income taxes, depreciation, and amortization. We believe EBITDA is an important non GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness and for purposes of calculating certain debt covenants. In addition, management uses such non GAAP measures internally to evaluate the Company’s performance and manage its operations. See below for reconciliation of most comparable GAAP measurements to EBITDA.

	Quarter ended Dec. 31, 2003	Year ended Dec. 31, 2003
Net cash provided by operating activities	$20,397	$53,502
Changes in operating assets and liabilities	(6,369)	3,690
Other non-cash items	—	65
Net interest expense	182	1,000
Cash paid for taxes	232	1,015

EBITDA	$14,442	$59,272

2)	We believe free cash flow is an important non GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness and repurchase our common stock. Free cash flow may be reconciled from net cash provided by operations, the most directly comparable GAAP measure, as follows:

	Quarter ended Dec. 31, 2003	Year ended Dec. 31, 2003
Net cash provided by operating activities	$20,397	$53,502
Changes in operating assets and liabilities	(6,369)	3,690
Capital expenditures	(7,629)	(24,891)

Free cash flow	$6,399	$32,301

3) Certain measures of net income and earnings per share included in the footnoted sentences are non GAAP measures. We have provided these numbers because we believe they help provide shareholders a meaningful method to compare the quarter on quarter and year on year net income and earnings per share excluding the effect of the one-time tax benefit of approximately $42.6 million that the Company recognized in the fourth quarter of 2002.

Coinstar, Inc.

Consolidated Statements of Operations1

(in thousands, except per share data)

(unaudited)

	Three months ended		Year ended
	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002
Revenue	$46,366	$41,651	$176,136	$155,675
Expenses:
Direct operating	20,590	18,010	76,826	67,788
Sales and marketing	4,730	3,239	11,119	9,273
Product research and development	1,389	1,249	5,772	4,997
Selling, general and administrative	5,222	5,510	23,200	22,140
Depreciation and amortization	7,282	6,428	27,144	25,810

Income from operations	7,153	7,215	32,075	25,667
Other income (expense):
Interest and other income, net	41	92	263	309
Interest expense	(216)	(457)	(1,210)	(3,710)
Early retirement of debt	—	—	—	(6,308)

Income before income taxes	6,978	6,850	31,128	15,958
Income taxes	(2,548)	42,555	(11,573)	42,555

Net income	$4,430	$49,405	$19,555	$58,513

Net income per share:
Basic	$0.21	$2.25	$0.91	$2.68
Diluted	$0.21	$2.17	$0.90	$2.58
Weighted shares outstanding:
Basic	21,264	21,996	21,489	21,820
Diluted	21,490	22,720	21,788	22,723
Capital expenditures	$7,629	$6,166	$24,891	$22,375

[1]	These consolidated statements of operations are prepared in accordance with accounting principles generally accepted in the United States of America.

Coinstar, Inc.

Consolidated Balance Sheets1

(in thousands)

(unaudited)

	December 31, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$38,882	$41,560
Cash being processed	60,782	61,283
Deferred income taxes	10,161	10,096
Prepaid expenses and other current assets	3,043	2,409

Total current assets	112,868	115,348

Property and equipment:
Coinstar units	176,329	156,182
Computers	9,197	8,882
Office furniture and equipment	1,382	1,291
Leased vehicles	3,957	4,314
Leasehold improvements	705	681

Total property and equipment	191,570	171,350
Accumulated depreciation	(130,800)	(110,807)

Total property and equipment, net	60,770	60,543
Deferred income taxes	28,665	39,719
Other assets, net	1,771	1,026

Total assets	$204,074	$216,636

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,128	$3,176
Accrued liabilities payable to retailers	60,782	61,283
Accrued liabilities	9,513	10,180
Current portion of long-term debt and capital lease obligations	14,188	14,916

Total current liabilities	86,611	89,555
Long-term debt and capital lease obligations	3,273	21,830

Total liabilities	89,884	111,385

Stockholders’ equity:
Common stock	191,370	187,473
Accumulated deficit	(55,798)	(75,353)
Treasury stock	(22,783)	(7,496)
Accumulated other comprehensive income	1,401	627

Total stockholders’ equity	114,190	105,251

Total liabilities and stockholders’ equity	$204,074	$216,636

[1]	These consolidated balance sheets are prepared in accordance with accounting principles generally accepted in the United States of America.